Exhibit 99.1

(1)            Athene Annuity and Life Company (“AAIA”) holds Series A Mandatory Redeemable Preferred Shares and Series C Mandatory Redeemable Preferred Shares, and Athene Annuity & Life Assurance Company (“AADE”) holds Series B Mandatory Redeemable Preferred Shares (together with Series A Mandatory Redeemable Preferred Shares and Series C Mandatory Redeemable Preferred Shares, the “MRPs”) of the Issuer.

AADE is the sole shareholder of AAIA. Apollo Insurance Solutions Group LP (“AISG”) is the investment adviser of each of AAIA and AADE. AISG GP Ltd. (“AISG GP”) is the general partner of AISG. Apollo Life Asset LP (“Apollo Life”) is the general partner of AISG GP, and Apollo Life Asset GP, LLC (“Apollo Life GP”) is the general partner of Apollo Life. Apollo Capital Management, L.P. (“Capital Management”) is the sole member of Apollo Life GP. The general partner of Capital Management is Apollo Capital Management GP (“Capital Management GP”). Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Capital Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.

AISG, AISG GP, Apollo Life, Apollo Life GP, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP, each disclaim beneficial ownership of all MRPs included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

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